                                                                    EXHIBIT 6.17

                          LEASE AND SERVICE AGREEMENT

This Agreement is made this 23rd day of December, 1999, by and between VANTAS/FairOaks ("Lessor") having offices known and numbered as Suites 650 and 800 (the "Facility") in the building located at 11350 Random Hills Road, Fairfax, Virginia 22030 (the "Building") Southern European Communications Corp., ("Lessee") a(n) (corporation) with an address of 190 South LaSalle, Suite 1710, Chicago, IL, 60603.

The parties for themselves, their heirs, legal representatives, successors and assigns, agree as follows:

     1. DEMISE AND DESCRIPTION OF PROPERTY.

     a. Lessor leases to Lessee and Lessee leases from Lessor, the "Premises" (defined below), being a subpart of Lessor's total leased Facility space, for the term and subject to the conditions and covenants hereinafter set forth and to all encumbrances, restrictions, zoning laws, regulations or statutes affecting the Building, Facility or Premises.

     b. The Premises consists of Facility office space number(s) 618, 618A and 618B as shown in the floor plan annexed hereto. Lessor hereby grants Lessee the privilege to use in common with other lessees and parties that Lessor may designate certain office amenities located in the Facility; the use of all of which are subject to such reasonable rules and regulations as Lessor currently has in place and may adopt from time to time. The amenities are more particularly described in attached Exhibit "A." "The Operating Standards" as presently in place and governing the use of the Premises and the Facility are attached in Exhibit "B".

     2. USE.

     a. The Premises shall be used by Lessee solely for (general office use) and such other normally incident uses and for no other purpose, in strict accordance with the Operation Standards. Additionally, Lessee shall not offer at the Premises any services which Lessor provides to its lessees, including, but not limited to those amenities or services described in attached Exhibit "A". In the event Lessee breaches any provision of this paragraph, Lessor shall be entitled to exercise any rights or remedies available to the Lessor pursuant to this Agreement together with such other rights and remedies as the Lessor may otherwise have and choose to exercise.

     b. Lessee shall not make nor permit to be made any use of the Premises which would violate any of the terms of this Agreement or which, directly or indirectly, is forbidden by statute, ordinance or government regulations, which may be dangerous to life, limb or property, which may invalidate or increase the premium of any policy of insurance carried on the Building or on the Facility, which will suffer or permit the Premises to be used in any manner or anything to be brought into or kept there which, in the sole judgment of Lessor, shall in any way impair or tend to impair the high quality character, reputation or appearance of the Building or the Facility, or which may or tend to impair or interfere with any services performed by Lessor for Lessee or for others.

     3. TERM.

     a. The term of this Agreement shall be for a period of approximately 6 months, commencing 9:00 a.m. on the 3rd day of January, 2000, and ending 5:00 p.m. on the 30th day of June, 2000, unless renewed as provided in paragraph "3(b)" herein.

     b. Upon the ending term date set forth herein or any extension thereof, the Agreement shall be extended for the same period of time as the initial term and upon the same terms and conditions as herein contained except for the amount of base rental charges, which shall each be increased by ten percent (10%), unless either party notifies the other in writing by certified or registered mail, return receipt requested, or delivered by hand that the Agreement shall not be extended within the period hereinafter specified or automatically renewed. If Lessee has less than three offices, such notice shall be given at least 60 days prior to the expiration date of this Agreement. If Lessee has three or more offices, such notice shall be given at least 90 days prior to the expiration date of this Agreement.

     c. In the event the entire Premises or the Facility are damaged, destroyed or taken by eminent domain or acquired by private purchase in lieu of eminent domain so as to render the Premises fully untenantable and unrestorable in Lessor's sole judgment, then within 90 days thereafter by written notice to the other party, either party shall be able to terminate this Agreement, which will terminate as of the date thereof.

     4. RENT.

     a. For and during the term of this Agreement, Lessee shall pay Lessor as rent for the Premises a total rental of $31812.00, payable in 6 equal monthly installments of $5302.00, each payable in advance of the first day of each calendar month after the commencement of the term, or a daily prorated amount for any partial calendar month during the term. If any payment of rent or other charges due under this Agreement is not received within five (5) calendar days after its due date, the Lessee will also pay, as additional rent, a late payment charge which shall be an amount equal to 10% of any amount owed to Lessor or $50 whichever is greater.

     b. It is additionally specifically covenanted and agreed that the financial terms of this Agreement are strictly confidential and Lessee agrees not to knowingly or willfully divulge this information to or any other Lessee or potential Lessee of Lessor. Any such disclosure by the Lessee of the financial terms of this Agreement as set forth herein above, shall constitute a material breach of this Lease. THIS CLAUSE DOES NOT APPLY TO FINANCIAL OR REGULATORY DISCLOSURES BY LESSEE TO ATTORNEYS, ACCOUNTANTS, FINANCIAL CONSULTANTS/ADVISORS OR REGULATORY AGENCIES INVOLVED IN DAY TO DAY BUSINESS OPERATIONS OR THE GROWTH OF LESSEE'S COMPANY.

     c. The first such payment of rental as well as the payment of the Deposit as set forth in below shall be paid by Lessee simultaneously with execution of this Agreement. Should the Lessee fail to make such payment prior to the commencement of the term of this Agreement, then, at Lessor's sole option, the Agreement shall be null and void and of no further effect.

     d. The rental payable during the term of this Agreement shall be increased on the first day of the month following notification of any rental increase (however designated) which the Lessor might receive from the Lessor's over-landlord ("Building"). The term



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"direct expenses" as used herein shall refer to the same items and costs as are used by the Building in its determination of expenses and costs passed on to Lessor. Lessor shall immediately notify Lessee in writing of any such increase, and shall bill Lessee for its pro rata share thereof, which bill Lessee shall pay promptly upon such notification for each and every month thereafter for the balance of the term.

     e. Rent charges are based on the value of the rental Premises and services to be used by 1 person(s) only. If more than said number of person(s) habitually use the Premises or services, the Fixed Monthly Rental Charges will be increased by a factor of $150 for each additional person who habitually uses the Premises.

     f. If a Lessee check is returned for any reason, Lessee will pay an additional charge of $100.00 per returned check and, for the purpose of considering default and/or late charges, it will be as if the payment represented by the returned check had never been made.

     5. SECURITY DEPOSIT.

     a. Lessee shall deposit with Lessor $10604.00, or the equivalent of two months rent, in good or certified funds with a domestic bank, as a non-interest bearing security deposit. Lessor may use the security deposit to cure any default of Lessee under this Agreement, restore the Premises including any and all furniture, fixtures and equipment provided by Lessor and vendors at the Premises to their original condition and configuration, reasonable wear and tear excepted, to pay for repairs to any damage to the Premises, Executive Suite or Building, caused by Lessee or Lessee's guests, to pay any rent or other charges which Lessee owes Lessor at or prior to the expiration of this Agreement, and to reimburse Lessor for costs or expenses arising from any other obligation of Lessee which Lessee has failed to perform. If Lessor transfers control or ownership of the Premises and Lessor transfers the security deposit to such purchaser, Lessee will look solely to the new Lessor for the return of the security deposit, and the Lessor named in this Agreement shall be released from all liability for the return of the security deposit.

     b. The security deposit (less any sums used by Lessor in accordance with the terms and conditions of this Agreement) will be returned within sixty (60) days after the termination of any services rendered or expiration of the term hereof. The security deposit shall not under any circumstance be applied in lieu of the final payment(s) of Fixed Monthly Rental charges or service charges under this Agreement.

     c. In the event that, by reason of the Lessee's default in its obligations pursuant to this Agreement or otherwise, including but not limited to the payment of the Fixed Monthly Rental Charge, any amounts due by reason of the Lessee's use of additional services hereto and/or by reason of the Lessee's use of telephone services as supplied pursuant to this Agreement, Lessor shall be entitled to apply any of the security deposited pursuant to this Agreement to any outstanding sums due or owing to the Lessor, and Lessor shall have the right to charge the Lessee, as additional rent, such sums as are necessary to replenish any and all amounts applied so as to cause the security to be returned to its entire amount. The failure to pay such amounts as are necessary to replenish the security shall be considered a breach of this Agreement and shall entitle the Lessor to exercise any of its rights pursuant to this Agreement or otherwise.

     6. DELIVERY OF POSSESSION.

     If, for any reason whatsoever, Lessor cannot deliver possession of the Premises to Lessee at the commencement of the term, this Agreement shall not be void nor voidable nor shall Lessor be liable to Lessee for any loss or damage resulting therefrom; but there shall be an abatement of rent for the period between the stated term commencement and the time when Lessor does deliver possession of the Premises.

     7. SERVICES.

     a. So long as Lessee is not in default hereunder, Lessor shall make available certain amenities to Lessee as more particularly described in Exhibit "A." Such services shall be offered to Lessee, in conjunction with such services being offered by Lessor to its other lessees, without charge for the reasonable use of the same.

     b. In addition, provided Lessee is not in default hereunder and provided the cost thereof does not exceed the Security Deposit, Lessor shall make available to Lessee certain other services the cost of which shall be billed to the Lessee as additional rent and the payment of which shall be subject to the same terms and conditions as those governing the payment of the Fixed Monthly Rental Charge herein regardless of when such charges are billed to the Lessee.

     8. TELEPHONE SERVICES.

     a. Provided Lessee is not in default of any of the terms, covenants, conditions or provisions of this Agreement, Lessor will make available to Lessee, a telecommunications package which will consist of some combination of telephone equipment, numbers, lines, conference calling, voice mail, local, long distance and international service, and directory listing. All components of the telecommunications package including any telephone numbers used by Lessee will remain at all times the property of Lessor and Lessee will acquire no rights in the components beyond the term specified by Lessor.

     b. Upon Lessee's written request, Lessee shall be entitled to appoint Lessor as its exclusive agent for the sole purpose of procuring and arranging Lessee's local "white pages" listings. Lessor shall have no involvement nor responsibility for any "yellow pages" listings desired by Lessee.

     c. Lessor shall not be liable for any interruption or error in the performance of its services to Lessee under this Section. Lessee waives any recourse as against the Lessor for any claimed liability arising from the provision of telecommunication services including, but not limited to; injuries to persons or property arising out of mistakes, omissions, interruptions, delays, errors or defects in transmissions occurring in the course of furnishing telecommunications services provided same are not caused by the willful acts of the Lessor, as well any claim for business interruption and for consequential damages.

     d. Lessor shall use reasonable efforts to provide Telephone Services to Lessee in a first-class, professional manner. Telephone service charges shall be as per Lessor's then scheduled rates for the same, or as the same may be amended by Lessor from time to time.

     e. In the event that any toll fraud is traceable to telecommunications services employed by Lessee, such toll fraud shall be deemed to be a material default in the Lessee's obligations hereunder. Lessee further hereby agrees to indemnify, hold harmless and to reimburse Lessor for all charges associated with any such toll fraud including, but not limited to, unauthorized use of calling cards or telephone lines.

     f. It is expressly acknowledged and agreed that Lessor shall be the sole and exclusive provider of telecommunication services to Lessee. Lessee hereby agrees and covenants that it will not use any other telephone service or telephone carrier to provide it service in the Premises. In the event that Lessee uses or acquires any other



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telephone service at the Premises, such use and/or installation shall constitute a material default in the Lessee's obligations hereunder.

     9. FURNITURE AND FIXTURES.

     At its own cost and expense, Lessor shall furnish and install furniture, fixtures and equipment as are in Lessor's sole opinion necessary to provide suitable office accommodations for Lessee, upon such terms and conditions routinely applicable to the Facility. All such furniture, fixtures and equipment shall remain Lessor's property.

     10. INSURANCE: WAIVER OF CLAIMS.

     a. Lessor has no obligation to and will not carry insurance for Lessee's benefit. Lessor will not be liable to Lessee or to any other person for damages on account of loss, damage or theft, to any business or personal property of Lessee. Lessee hereby waives any claims against Lessor from any loss, cost, liability or expense (including reasonable attorneys' fees) arising from Lessee's use of the Premises or any common areas made available to Lessee by Lessor or from the conduct of Lessee's business, or from any activity, work, or thing done in the Premises or common areas by Lessee or Lessee's agents, contractors, visitors or employees. To the extent that Lessor has any liability for any of the forgoing pursuant to any law, ordinance or statute, Lessee shall seek recovery for such loss(es)/or damage(s) from its own insurance company as provided for in subparagraph (c) herein prior to making any claims against Lessor.

     b. The Lessor shall not be liable or responsible to the Lessee for any injury or damage resulting from the acts or omissions of Lessor, its employees, persons leasing office space or obtaining services from the Lessor, or other persons occupying any part of the Premises or Building, or for any failure of services provided such as water, gas or electricity, HVAC or for any injury or damage to person or property caused by any person except for such loss or damage arising from the willful or grossly negligent misconduct of the Lessor, its agents, servants, or employees or from the Lessor's failure to make repairs which it is obligated to make hereunder. Neither Lessor or any of its agents, employees, officers or directors shall be responsible for damages resulting from any error, omission or defect in any work performed or provided as part of the services rendered, whether uncompensated services or compensated services.

     c. Lessee shall provide Lessor with a certificate of insurance evidencing General/Public Liability coverage with liability limits of not less than One Million Dollars ($1,000,000) per occurrence for Bodily Injury and/or Property Damage Liability and One Hundred Thousand Dollars ($100,000) per occurrence for Fire/Legal Liability. Said insurance coverage shall remain in force during the term of this Agreement and renewals thereof. The Lessor, Alliance National, Inc., and Alliance Business Centers, Inc. shall be named as an additional named insured on each of these policies. Lessee's failure to provide or maintain such insurance shall not reduce or otherwise alter Lessee's liability or responsibility to pay any judgment rendered against Lessee for such Liability and Damages. Failure to maintain such insurance and/or to name the Lessor and its designees, as set forth above, shall constitute a material breach of this Agreement.

     d. Both parties hereby agree to defend, indemnify and hold the other harmless from and against any and all claims, damages, injury, loss and expenses to or of any person or property resulting from the acts or negligence of their agents, employees, invitees and/or licensees while in the Building, Executive Suite and/or Premises.

     e. Any fire and extended risk casualty insurance that Lessee maintains shall include a waiver of subrogation in favor of Lessor and Building Landlord, and any fire and extended risk insurance carried on the Facility by Lessor shall likewise contain a waiver of subrogation in favor of Lessee.

     11. WAIVER OF BREACH.

     Should Lessor not insist upon the strict performance of any term or condition of this Agreement or to exercise any right or remedy available for a breach thereof, and no acceptance of full or partial payment during the continuance of any such breach shall constitute a waiver of any such breach or any such term or condition. No term or condition of this Agreement required to be performed by Lessee and no breach thereof, shall be waived, altered or modified, except by a written instrument executed by Lessor. No waiver of any breach shall affect or alter any term or condition in this Agreement, and each term or condition shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.

     12. OPERATING STANDARDS.

     The Operating Standards attached to this Agreement as Exhibit "B" are hereby made an integral part of this Agreement. Lessee, its employees, agents, guests, invitees, visitors and/or any other persons caused to be present in and around the Premises by the Lessee shall perform and abide by the rules and regulations and any amendments or additions to said rules and regulations as Lessor may make. In addition, Lessee, its employees and agents shall abide by all applicable governmental rules, regulations, statutes and ordinances relating in any way to the Premises or the Facility or Lessee's use or occupancy of the Premises or the Facility; failing which Lessee shall be in default hereunder and shall pay any fines or penalties imposed for such violation(s) directly to the appropriate governmental authority or to Lessor, if Lessor has paid such amount on behalf of Lessee. Such remedy shall not be exclusive. It is hereby further explicitly agreed and understood that full compliance with the Operating Standards as set forth constitutes a material obligation of this Agreement, and that the failure to so comply shall constitute a violation of this Agreement entitling the Lessor to exercise any of its remedies pursuant to this Agreement or otherwise.

     13. EMPLOYMENT OF LESSOR'S EMPLOYEES.

     a. Lessee agrees that it will not, during the term of this Agreement and any renewals thereof, or for a period of one year after the expiration or sooner termination of this Agreement, hire or issue an offer to employ any person who is or has been an employee of Lessor or Lessor's agent without prior consent from Lessor. If Lessee either hires an employee of Lessor or Lessor's agent; or hires any person who has been an employee of Lessor or its agent within six months prior to the time they are hired by Lessee, Lessee will, at Lessors sole option, be liable to Lessor for liquidated damages equal to six months wages of the employee, at the rate last paid that employee by Lessor.

     b. If Lessor assists in hiring an employee for Lessee, Lessee shall pay to the Lessor a commission equal to 20% of that employee's annual salary. The provisions hereof shall survive the expiration or sooner termination of the term thereof.

     14. ALTERATION.

     If Lessee requires any special wiring or office alterations for extraordinary business machines or other purposes not consistent with the current wiring, extraordinary telephone equipment or computer equipment. Such alteration shall be done (i) only with the



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express written permission of the Lessor, and if said permission is granted, then (ii) by an agent designated by Lessor at Lessee's cost. The electrical current shall be used for ordinary lighting purposes only, unless written permission to do otherwise shall first have been obtained from Lessor at an agreed cost to Lessee. Lessor further reserves the sole and exclusive right to limit the number and type of lines and telephone equipment Lessee can install in the leased Premises.

     15.  RE-ENTRY.

     Lessor and its agents shall have the right to enter the Premises at any time for the purpose of making any repairs, alterations, inspections which it shall deem necessary for the preservation, safety or improvements of said Premises, without in any way being deemed or held to have committed an eviction (constructive or otherwise) of or trespass against Lessee.

     16.  RELOCATION.

     a. Lessee agrees that the Lessor may, in its sole discretion, relocate the lessee from its present Premises to a like or similar office space within the same facility upon ten (10) days notice to the Lessee. In the event that the Lessor requires the Lessee to relocate, the Lessor hereby agrees to bear the reasonable cost of any such relocation, which cost shall be limited to the cost associated with the physical transfer of the Lessee's property to any different office, which the Lessor may designate.

     b. In the event that any such relocation is effected, the Lessee hereby acknowledges that, unless otherwise agreed in writing, that all of the terms and conditions of this Agreement shall remain in full force and effect.


     17.  ASSIGNMENT AND SUBLETTING.

     No assignment or subletting of the Premises, this Agreement or any part thereof shall be made by Lessee without Lessor's prior written consent, which consent may be withheld for any or no reason in Lessor's sole discretion. Neither all nor any part of Lessee's interest in the Premises or this Agreement shall be encumbered, assigned or transferred, in whole or in part, either by act of the Lessee or by operation of law.


     18.  SURRENDER.

     a. On expiration of the term, any extended term, or sooner termination of this Agreement, Lessee shall promptly surrender and deliver the Premises to Lessor, without demand, and in as good condition as when let, ordinary wear and tear expected.

     b. Upon Lessee serving a notice of cancellation as provided in 3b herein Lessor shall have the right to show Lessee's Premises during the 60 day period (for one or two offices) or 90 day period (for three or more offices) as the case may be.

     c. Without prior written approval of Lessor, Lessee shall not remove any of its property from the Premises upon termination of this Agreement or at any other time, except during Lessor's normal business hours. In the event Lessor consents to Lessee's removing property before or after normal business hours, any expenses incurred by Lessor as a result, including but not limited to expenses for personnel, security, elevator, utilities and the like shall be paid by Lessee in advance, to the extent determinable by Lessor, by certified and/or bank check.

     d. If Lessee vacates the Premises and leaves behind any property, whatsoever, same will be deemed abandoned by Lessee and may be disposed of by Lessor at Lessee's expense. If Lessee defaults in the payment of sums due to Lessor, and Lessor changes the locks, removes Lessee's property, or otherwise denies access to Lessee, Lessor shall not be liable for conversion or partial, actual and/or constructive eviction.

     19.  HOLDING OVER.

     a. In the event that Lessee, should not renew this Agreement in accordance with the terms and conditions hereof, and/or fail to surrender the Premises upon the expiration of the term of the Agreement as provided herein, Lessee agrees to pay Lessor, as liquidated damages, a sum equal to twice the monthly rent and all additional charges for services provided by Lessor to Lessee, for each month that Lessee retains possession of the Premises or any part thereof; provided, however, that the acceptance of such sums, representing liquidated damages shall not be deemed to be permission to Lessee to continue in possession of the Premises.

     20.  DEFAULT AND REMEDIES.

     a. If the Lessee shall default in fulfilling any of its terms, conditions, covenants or provisions of this Agreement, including but not limited to:

     1. Payment of fixed Monthly Rental Charges and/or any other charges hereunder within ten days of the date such charges become due;

     2. Becomes insolvent, makes an assignment for benefit of creditors, or files a voluntary petition under any bankruptcy or insolvency law, or has filed against it an involuntary petition under any such law;

     3. Defaults in fulfilling any of the terms, conditions, covenants or provisions of this Agreement including but not limited to the breach of any of the terms and conditions set forth in the exhibits attached hereto;

     4.   The abandonment and/or vacatur of the Premises by the Lessee;

then, after five days notice of any such default(s), the Lessor may, at its sole discretion, terminate this Agreement upon five days notice to the Lessee, and upon the expiration of such notice period, the Lessee shall quit and surrender the Premises to the Lessor. In the event that the Lessee fails to quit and surrender the Premises, the Lessor may re-enter and take possession of the Premises and remove all persons and property therefrom, as well as disconnect any telephone lines installed for the benefit of Lessee, without any liability whatsoever to Lessee. In addition, Lessor may elect concurrently or alternately to accelerate all of Lessee's obligations hereunder including without limitation the rental, direct expenses, Schedule B Costs, and Telephone Services costs, and/or the re-letting of the Premises or any part thereof, for all or any part of the remainder of said term, to a party satisfactory to Lessor, at any monthly rental rate. Lessor, in its sole discretion, may accept notwithstanding the foregoing, Lessor shall have no obligation, implied or otherwise, to mitigate its damage(s) under such circumstances.

     b. Should Lessor be unable to re-let the Premises, or should each monthly re-rental be less than the rental, Lessee is obligated to pay under this Agreement or any renewal thereof, at Lessor's option Lessee shall pay the amount of such deficiency, plus the expenses of reletting, immediately in one lump sum (if allowable under law) to Lessor upon demand and/or as such obligations accrue.





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     c. If Lessee shall default in the observance or performance of any term or covenant on Lessee's part to be observed or performed under or by virtue of any of the terms or provisions in any article of this lease, then, unless otherwise provided elsewhere in this lease, Lessor may immediately or at any time thereafter and with notice perform the obligation of Lessee thereunder, and if Lessor, in connection therewith or in connection with any default by Lessee in the covenant to pay rent hereunder, makes any expenditures or incurs any obligations for the payment of money, including but not limited to attorney's fees, in instituting, prosecuting or defending any actions or proceeding, such sums so paid or obligations incurred with interest and costs shall be deemed to be additional rent hereunder and shall be paid by Lessee to Lessor rendition of any bill or statement to Lessee therefor, and if Lessee's lease term shall have expired at the time of making of such expenditures or incurring of such obligations, such sums shall be recoverable by Lessor as damages.

     21. MAIL & TELEPHONE FORWARDING.

     a. After termination or expiration of the term of this Agreement, Lessee hereby agrees that it will take all reasonable steps to notify all parties of Lessee's new address and phone numbers. Lessor shall have no obligation, to notify any person or entity of Lessee's new address and/or phone numbers, except as expressly provided herein.

     b. Lessor will, unless otherwise instructed by Lessee in writing, forward mail to Lessee at its new address and give out new telephone number via a voice mail message for a period of three (3) months at the rate of $150.00 per month, which sums shall be deducted from any amounts deposited with the Lessor as security hereunder and paid to the Lessor in advance. In the event that there is not sufficient security remaining on deposit to pay for the charges set forth herein, unless the Lessee shall pay the charges set forth herein to the Lessor in advance, Lessor shall have no obligation to provide the services set forth herein.

     22. NOTICES.

     Any notice under this Agreement shall be in writing and shall be either delivered by hand or by first class mail to the party at the address set forth below. Lessor hereby designates its address as:

         VANTAS/FairOaks
         11350 Random Hills Road
         Suite 800
         Fairfax, VA 22030

         Attn: Management
         with a copy by regular first class mail to:
         VANTAS
         90 Park Avenue, 3100
         New York, NY 10016
         Attn: Legal Department

Lessee hereby designates its address (which address must be an address within the United States), as

         Southern European Communications Corp.
         Attn: Bill McNitt
         190 South LaSalle, Suite 1710
         Chicago, IL 60603
         Phone: 312-419-0077
         Fax: 312-419-0172

If such mail is properly address and mailed, as above, it shall be deemed notice for all purposes, given when sent or delivered even if returned as undelivered.

     23. LANDLORD'S ELECTION UNDER THIS AGREEMENT.

     Upon early termination of the main Building lease, this Agreement shall terminate unless the Building Landlord under the main lease elects to have this Agreement assigned to the Building Landlord or another entity as provided in the main lease. Upon notice to Lessor of the termination of the main lease and such election, (i) the Agreement shall be deemed to have been assigned by Lessor to the Building Landlord or to such other entity as is designated in such notice by the Building Landlord, (ii) the Building Landlord shall be deemed to be Lessor under this Agreement and shall assume all rights and responsibilities of Lessor under this Agreement, and (iii) Lessee shall be deemed to have attorned to the Building Landlord as Lessor under this Agreement.

     24. TIME OF ESSENCE.

     Time is of the essence as to the performance by Lessee of all covenants, terms and provisions of this Agreement.

     25. SEVERABILITY.

     The invalidity of any one or more of the sections, subsections, sentences, clauses or words contained in this Agreement or the application thereof to any particular set of circumstances, shall not affect the validity of the remaining portions of this Agreement or of their valid application to any other set of circumstances. All of said sections, subsections, sentences, clauses and words are inserted conditionally on being valid in law; and in the event that one or more of the sections, subsections, sentences, clauses or words contained herein shall be deemed invalid, this Agreement shall be construed as if such invalid sections, subsections, sentences, clauses or words had not been inserted. In the event that any part of this Agreement shall be held to be unenforceable or invalid, the remaining parts of this Agreement shall nevertheless continue to be valid and enforceable as though the invalid portions had not been a part hereof. In addition, the parties acknowledge (i) that this Agreement has been fully negotiated by and between the parties in good faith and is the result of the joint efforts of both parties, (ii) that both parties have been provided with the opportunity to consult with the legal counsel regarding its terms, conditions and provisions and (iii) that regardless of whether or not either party has elected to consult with legal counsel, it is the intent of the parties that in no event shall the terms, conditions or provisions of this Agreement be construed against either party as the drafter of this Agreement.

     26. EXECUTION BY LESSEE.

     The party or parties executing this Agreement on behalf of the Lessee warrant(s) and represent(s): (i) that such executing party (or parties) has (or have) complete and full authority to execute this Agreement on behalf of Lessee; (ii) that Lessee shall fully perform its obligations hereunder.

     27. ASSUMPTION AGREEMENTS AND COVENANTS.

     This Agreement is subject and subordinate to the main Building lease governing the Facility, under which Lessor is bound as tenant; and the provisions of the main lease, other than as to the



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payment of rent or other monies, are incorporated into this Agreement as if completely herein rewritten. Lessee shall comply with and be bound by all provisions of the main lease except that the payment of rent shall be governed by the provisions of this Agreement, and Lessee shall indemnify and hold Lessor harmless from and against any claim or liability under the main lease of Lessor arising from Lessee's breach of the Main Lease or this Agreement. Lessor covenants and warrants that the use of the Premises as a business office is consistent with and does not violate the terms of the main lease.

       28. COVENANT AND CONDITIONS.

       Each term, provision and obligation of this Agreement to be performed by Lessee shall be construed as both a covenant and condition.

       29. ENTIRE AGREEMENT.

       This Agreement embodies the entire understandings between the parties relative to its subject matter, and shall not be modified, changed or altered in any respect except in writing signed by all parties.

       30. COUNTERPARTS.

       This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.








     IN WITNESS WHEREOF, Lessor and Lessee have executed this Agreement as of the date first above written.


LESSOR: VANTAS/FAIROAKS

By:
    ------------------------------------------
    Coretta Organ, Area General Manager


LESSEE: /s/ Southern European Communications Corp.
        ------------------------------------------
(If a corporation)

By: /s/ WILLARD C. MCNITT
    ----------------------------------------------

Title: Chief Financial Officer
       -------------------------------------------

                   [Corporate Seal]

Signed this 27th day of December, 1999 by Willard C. McNitt, Chief Financial Officer.


LESSEE:                          /s/ BARBARA J. PHILLIPS
                                 -----------------------
(If an individual or partnership)     Notary Public

By:
   ----------------------------

By:
   ----------------------------

[Notary Seal]


EXHIBIT "A"

o  Furnished Private Office

o  24 hour access to suite/office 317 - 12020 Sunrise Valley Dr. Reston, VA
   22901

o  Furnished, Decorated Reception Room with Professional Receptionist

o  Personalized Telephone Answering During Office Hours

o  24 hour Voicemail

o 12 hours of Conference Room or private furnished offices, subject to prior scheduling and use by other lessees

o  Corporate Identity on Lobby Directory where Available

o  Complete Mail Room Facility

o  Receipt of Mail and Packages

o  Complete Kitchen Facilities with Coffee Machine

o  Utilities and Maintenance

o  HVAC During Normal Business Hours

o  Janitorial Services

o 8 hours per month courtesy use of other ALLIANCE Business Centers affiliated facilities. Locations subject to current affiliation and availability.





6                                           /s/ WCM Initials            Initials
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EXHIBIT "B"  OPERATING STANDARDS

1. Lessees and their guests will conduct themselves in a businesslike manner; proper attire will be worn at all times; and the noise level will be kept to a level so as not to interfere with or annoy other Lessees.

2. Lessee shall not provide or offer to provide any services to Lessor's customers if such services are available from Lessor.

3. Lessee will not affix anything to the walls of the Premises without the prior written consent of the Lessor.

4. Lessee will not prop open any corridor doors, exit doors or doors connecting corridors during or after business hours.

5. Lessees using public areas may only do so with the consent of the Lessor, and those areas must be kept neat and attractive at all times.

6. Lessee will not conduct any activity within the Premises, Executive Suite or Building, which in the sole judgment of the Landlord will create excessive traffic or is inappropriate to the executive office suite environment.

7. Lessee may not conduct business in the corridors or any other areas except in its designated offices or conference rooms without the written consent of Lessor.

8. All corridors, halls, elevators and stairways shall not be obstructed by Lessee or used for any purpose other than normal egress and ingress.

9. No advertisement, identifying signs or other notices shall be inscribed, painted or affixed on any part of the corridors, doors, or public areas.

10. Without Lessor's specific prior written permission, Lessee is not permitted to place "mass market", direct mail or advertising (i.e. newspaper, classified advertisements, yellow pages, billboards) using Lessor's assigned telephone number or take any such action that would generate an excessive of incoming calls.

11. Lessee shall not solicit clients of Lessor or and their employees in the Building without first obtaining Lessor's prior written approval.

12. Immediately following Lessee's use of conference room space and/or audio/visual equipment, Lessee shall clean up and return the space and equipment to the state and condition it was in prior to Lessee's use. If not, Lessor may charge Lessee for any other expenses required to restore the conference space and/or equipment to its original condition.

13. Lessor must be notified in writing if Lessee desires to utilize the conference room or other common areas of the Executive Suite during evening or weekend hours. Lessor may deny the Lessee access if the desired usage is inappropriate and may disrupt normal operations.

14. Lessee shall not, without Lessor's written consent, store or operate any computer (except a desktop/laptop computer or fax machine) or any other large business machines, reproduction equipment, heating equipment, stove, speaker phones, radios, stereo equipment or other mechanical amplification equipment, refrigerator or coffee equipment, or conduct a mechanical business, do any cooking, or use or allow to be used on the Premises oil, burning fluids, gasoline, kerosene for heating, warming or lighting. No article deemed extra hazardous on account of fire or any explosives shall be brought into said Premises or Facility. No offensive gases, odors on liquids shall be permitted.

15. Lessee will bring no animals into the Premises or Facility except for those assisting disabled individuals.

16. Lessee shall not remove furniture fixtures or decorative material from offices or common areas without the written consent of Lessor.

17. Lessee shall not make any additional copies of any Lessor issued keys.
    All keys and security cards are the property of Lessor and must be returned upon request or by the close of the business on the expiration or sooner termination of the Agreement term. Any lost or unreturned keys or cards shall incur a $25.00 per item charge and the cost to re-key the office.

18. Lessee shall not smoke nor allow smoking in any area of the Facility, including the Premises, and shall comply with all governmental regulations and ordinances concerning smoking.

19. Lessee shall not allow more than three visitors in the reception lobby of the Premises at any one time.

20. Lessee's parking rights (if any) are defined by Lessor's Agreement with the owner of the Building. Landlord reserves the right to modify parking arrangements if required to do so by Building management.

21. Lessee shall cooperate and be courteous with all other occupants of the Facility and Lessor's staff and personnel.

22. Lessor reserves the right to make such other reasonable rules and regulations as in its judgment may from time to time be needed for the safety, care, appropriate operation and cleanliness of the Facility.

                                                                        /s/ WCM
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Tenant:                      Southern European Communications Corporation

Landlord:                    VANTAS/FairOaks

Term:                        6 Months

Move in date:                January 1, 2000

Move out date:               June 30, 2000

Office/Suite No.(s):         618, 618A and 618B


                                             Terms                                     Quantity             Amount         Total
Fixed Monthly Fees:

Conference Room Usage Allowance:             8 hours/monthly/contract                                                   Included

Fixed Monthly Office Rental:                 Suite(s) 618, 618A and 618B                                  $5302            $5302

Fixed Monthly Furniture Rental:              1 Desk, Credenza, Chair, Floor mat,
                                             2 guest chairs) -- per office              3 sets            $  50 each    Included

Additional Furniture:                                                                     TBD                                TBD

Fixed Monthly Phone Charge:                  per set $125                                  3              $ 125            $ 375

                                             $60 per fax                                   1              $  60            $  60
                                             $125/month/T1 access                          3              $ 125            $ 375

Fixed Monthly Add'l People Charge:                                                                        $ 150              TBD

Fixed Monthly Parking:                       $ 35.00 per pass                                                                TBD

Other Fixed Monthly Charges:                 Business Support Services                  offices           $ 120/office     $ 360




                     TOTAL FIXED MONTHLY CHARGES $6,472.00


Payment Due at Signing:

Pro Rated Rent                               Pro-Rated Suite                                                                 N/a

1st Months Rent                              Suite 618, 618A and 618B                                                     $ 5302

1st Months Furniture                         Above                                         Set            $ 50 each     Included
Additional Furniture                                                                                                         TBD

1st Months Parking                                                                                                           N/a

1st Months Telephone Charges:                $125 per set with speakerphone                 3             $125            $  375

1st Months Data/Modem/Fax Charges:           $60 per fax                                    1             $ 60            $   60
                                             $125 T1 access/month                           3             $125            $  375

Line Installation Charges
 (phone/data/T1)                             $150 per line                                                $150            $ 1050

1st Months Add'l Person                                                                                   $150               TBD

Start-up Fee Administration and Set up       $150 per office                                              $150            $  450

Refundable Service Deposit                   Two Month's Rent                                             $               $10604

Other Fixed Monthly Charges:                 Business Support Services                    offices         $120/office     $  360



             TOTAL 1ST MONTH'S RENT, CHARGES AND DEPOSIT $18,576.00



State Tax will be calculated for the following services as provided: Production, Furniture, Copies, Catering, Additional Furniture, Equipment Rental, Incoming Facsimile, Line Charges, Moves, Adds & Changes, Office Supplies and Telephone Equipment Rental.




                                                       /s/ WCM
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SCHEDULE OF SERVICES


                               BILLABLE SERVICES


CLERICAL SERVICES (MINIMUM 12 MINUTES)....................................$24/HR
Examples include filing, extensive fax transmissions, photocopying, handwritten messages, metering mail for mass mailings, on-demand time patching or paging, concierge services, catering preparation, UPS and express package preparation, telemarketing and notary services.

WORD PROCESSING (MINIMUM 18 MINUTES).....................................$30/HR
Examples include straight keyboarding without any additional attributes, tape transcription and database entry.

DESKTOP PUBLISHING/ADVANCED COMPUTER SERVICES
(MINIMUM 18 MINUTES) ..........................................STARTS AT $40/HR
Examples include charts and graphs, database development, page layout and composition, scanning, powerpoint presentations, resumes and internet services.

o Standard turnaround time for a billable services project is 8 business hours from the time of the request. A rush charge of 50% will apply if another client's project must be put on hold in order to complete the "rush" client's project before the 8 business hours are up.

o If overtime is requested by the client to complete a project, an additional 100% will apply over and above the standard hourly rate.

o All billing is in accordance with Industry Production Standards published by the Executive Suite Association.

o   Billed in 6 minute increments in accordance with Industry Production
    Standards.

                           TELECOMMUNICATION SERVICES

TELEPHONE EQUIPMENT .........................................$125/PER SET/MONTH
Includes phone with built-in speaker phone, DID phone number and 2 roll-over lines, and one line directory listing.
FAX OR DATA LINE ............................................$60/PER LINE/MONTH
ADDITIONAL DID LINE .........................................$50/PER LINE/MONTH
PHONE, FAX OR DATA LINE INSTALLATION ......$150/ONE-TIME CHARGE/LINE/SET-UP FEE
ADDITIONAL VOICE MAIL BOX OR AUTO ATTENDANT...........................$25/MONTH
VIDEO CONFERENCING (WHERE AVAILABLE) ..........$150/HR + $50 SET-UP FEE + USAGE
OUTPAGING ..................................................$25/MONTH PER PAGER
PROGRAMMING VOICEMAIL TO PAGER .......................$25 PROGRAMMING FEE/PAGER
CALL PATCHING-UP TO 100 PATCHES ...................$50/MONTH PER PERSON + USAGE
CALL PATCHING SET-UP FEE ........................................$25/PER NUMBER
CALL SCREENING ........................................$50/PER MONTH PER PERSON
TELECOM MOVES, ADDS, OR CHANGES ................................STARTING AT $75

                             OFFICE ACCESS PROGRAMS

MAIL ACCESS              .............................................$75/MONTH
TELEPHONE ACCESS         ............................................$100/MONTH
OFFICEACCESS             ............................................$225/MONTH
o OfficeAccess includes 4 hours of conference room, office and/or workstation time; can be customized if the client requires additional hours.




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                                                                         /s/ WCM
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SCHEDULE OF SERVICES


                               TECHNICAL SERVICES

TECHNICAL SERVICES ...................................................$75-125/HR
Including, but not limited to installing computer equipment, troubleshooting, software installation and hardware upgrades
LAN CONNECTIVITY .................................................$25/MONTH/USER
DEDICATED T-1 OR DSL (REQUIRES LAN CONNECTIVITY) ................$100/MONTH/USER
LAN CONNECTIVITY AND CABLE INSTALLATION ...........................$150/PER DROP
T-1 INSTALLATION/TECHNICAL SERVICES ...................................$125/HOUR
EMAIL ACCOUNTS (GENERIC) ...............................................$8/MONTH
EMAIL ACCOUNTS (PERSONAL DOMAIN) ......................................$12/MONTH
DOMAIN NAME REGISTRATION ..............................................$150/EACH
WEB PAGE DESIGN ......................$180/FRONT PAGE; $120/EACH ADDITIONAL PAGE
WEB PAGE EDITS AND UPDATES (MINIMUM 30 MINUTES;
   BILLED IN 15-MINUTE INCREMENTS) ......................................$100/HR
o    Minimum 30 minutes; billed 15-minute increments


                         MISCELLANEOUS SUPPORT SERVICES

PHOTOCOPIES .......................................................1-350 $.15 EA
                                                                 350-700 $.12 EA
                                                                701-1000 $.10 EA
                                                               1001-2000 $.08 EA
                                                                   2001+ $.06 EA
FACSIMILE SERVICES ................................$1.50 PER PAGE + COST OF CALL
OFFICE SUPPLIES ....................................NATIONAL DISCOUNTS AVAILABLE
POSTAL SERVICE, UPS, LOCAL COURIER ..............................20% SERVICE FEE
FEDERAL EXPRESS ....................................NATIONAL DISCOUNTS AVAILABLE
STORAGE ......................................VARIES PER CENTER; WHERE AVAILABLE
CONFERENCE ROOMS OR GUEST OFFICES ..............................$25/HR; $150/DAY
o    Training Rooms available in some locations
o Cancellation fee of 50% if scheduled conference room is not cancelled within 8 hours of scheduled time
LCD PROJECTOR RENTAL ...............................$250/HALF DAY; $400/FULL DAY
o    Includes Complimentary Overhead, Easel and VCR
MOVING FURNITURE ......................................................$25/PIECE
OFFICE SET-UP FEE ..........................................$150-$250/PER OFFICE
RELOCATING OFFICES WITHIN THE CENTER ..............................$50.OO/OFFICE
ADDITIONAL FURNITURE .......................................PRICES VARY BY PIECE
LOST SECURITY CARD, KEYS, ETC. ...........................................$25.00
PARKING ......................................VARIES PER CENTER; WHERE AVAILABLE

            VANTAS RESERVES THE RIGHT TO ADJUST PRICING AS NECESSARY


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